Exhibit 35.1
SERVICER COMPLIANCE STATEMENT
American Express Travel Related Services Company, Inc.
American Express Issuance Trust
Reporting Period January 1, 2007 to December 31, 2007
The undersigned, a duly authorized representative of American Express Travel Related Services Company, Inc. (“TRS”), as Servicer pursuant to the American Express Issuance Trust (the “Trust”) Transfer and Servicing Agreement dated as of May 19 2005, as amended and restated as of November 1, 2007 (the “Agreement”), among American Express Receivables Financing Corporation V LLC, as transferor, TRS, as servicer, and The Bank of New York, as indenture trustee and securities intermediary (the “Trustee”), does hereby certify that:
1. TRS is Servicer under the Agreement.
2. The undersigned is duly authorized as required pursuant to the Agreement to execute and deliver this Certificate.
3. A review of the Servicer’s activities during the reporting period and of its performance under the Agreement has been made under my supervision.
4. To the best of my knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the reporting period.
IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 14th day of March, 2008.
AMERICAN EXPRESS TRAVEL RELATED SERVICES COMPANY, INC.

By:	/s/ Stephen J. Bakonyi

Name: Stephen J. Bakonyi
Title: Vice President